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                                                                    EXHIBIT 99.1





ASSURANCEAMERICA CORPORATION REPORTS DECEMBER AND YEAR-END 2005 UNAUDITED RECORD RESULTS

ATLANTA, GEORGIA --- March 1, 2006

Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited financial results for December and its full year ended December 31, 2005.

Revenues for the month of December increased 78% to $3.9 million, compared to $2.1 million for the same month of 2004. Pretax earnings and net income (which were the same) increased 49% for 2005 to $40,000, compared to $27,000 in 2004.

Revenues for the full year of 2005 increased 53% to $37.1 million, compared with $24.1 million for the same period of 2004. The Company increased pretax earnings and net income in 2005 to $2,269,000, compared with a loss of $48,000 for the year 2004.

Total controlled premium (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA's underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 55% from $6.6 million in December of 2004 to $10.2 million for December of 2005. Total controlled premium increased 43% to $111.6 million for the year of 2005 from the comparable 2004 period. Total controlled premium is used as the primary measure of the underlying growth of the Company's revenue streams from period to period.

In announcing December's and full year's results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, "After completing a year where we crossed the threshold of $100 million in controlled premium and, more importantly, generated in excess of $2 million net profit, our team is gratified that the hard work and team effort this past year has resulted in these achievements. We face the future with increased energy and optimism. With the foundation we have established in multiple states, we believe our favorable results will continue."

AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies ("Agency"), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency ("MGA"), and AssuranceAmerica Insurance Company ("Carrier").

This press release includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company's filings with the U.S. Securities Exchange Commission (SEC).


Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renee A. Pinczes
770-952-0200 Ext. 105
770-984-0173 -- Fax
RPinczes@aainsco.com